UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 15, 2005

FIRST MARINER BANCORP
(Exact name of Registrant as specified in Charter)

Maryland	000-21815	52-1834860
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3301 Boston Street, Baltimore, MD 21224
(Address of Principal Executive Offices/Zip Code)

Registrant's telephone number, including area code: (410) 342-2600

Not Applicable
(Former name or former address of Registrant, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement

On November 15, 2005, First Mariner Bank (the “Bank”), a wholly owned subsidiary of First Mariner Bancorp (the "Company”), entered into a First Amendment to Lease Agreement (the “Amendment”) with Canton Crossing Tower, LLC (“Canton Crossing”), which amends the Lease Agreement between the Bank and Hale Properties, LLC dated May 12, 2005 (the “Lease”). Hale Properties, LLC assigned all of its right, title and interest in and to the Lease to Canton Crossing.

Pursuant to the Lease, the Bank has the option to lease up to 56,658 additional square feet of space within five years of occupancy at the current rate of $25.00 per square foot. The Amendment provides that the Bank has elected to exercise its option under the Lease for the expansion of the rental square footage by 16,136 rentable square feet. The total rentable square feet subject to the Lease has been increased to 74,061 rentable square feet (the “Demised Premises”). The Amendment also increases the Bank’s pro rata share of “Landlord Costs” (as defined in the Lease) from to 11.88% to 15.53%, which represents the ratio that the rentable area of the Demised Premises (i.e., 74,061 rentable square feet) bears to the total rentable area in the building (i.e., 476,915 rentable square feet). The Amendment also fixes the number of parking spaces on the property available for the Bank’s use at 212 spaces to reflect the Bank’s current estimated parking needs.

The Amendment was approved by the independent members of the Board of Directors of the Bank and the Company.

A copy of the Amendment is being filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

10.1	First Amendment to Lease Agreement dated November 15, 2005 between Canton Crossing Tower, LLC and First Mariner Bank (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MARINER BANCORP

Date: November 18, 2005	By:	/s/ Joseph Cicero

Joseph Cicero President

EXHIBIT INDEX

10.1	First Amendment to Lease Agreement dated November 15, 2005 between Canton Crossing Tower, LLC and First Mariner Bank (filed herewith).